Exhibit 99.1

Innotrac Joins The NASDAQ Capital Market

ATLANTA, June 14, 2010 –  Innotrac Corporation (NASDAQ: INOC), a leader in providing technology-based, integrated fulfillment solutions for global brands, announced today that the company’s common stock would begin trading on the NASDAQ Capital Market at the opening of business on Tuesday, June 15, 2010.

“We are excited to be joining the NASDAQ Capital Market,” said George Hare, Innotrac CFO.  “Of the three NASDAQ markets, the Capital Market is the right fit for Innotrac, and our investors should see little difference between this listing and our previous listing on the NASDAQ Global Market.”

The NASDAQ Capital Market, with approximately 470 listed companies, operates in substantially the same manner as The NASDAQ Global Market, providing a continuous trading market and requiring securities listed to satisfy specific qualification requirements and governance standards.  Innotrac’s common stock will continue to trade under the symbol “INOC”.

CONTACT: George Hare, Chief Financial Officer

Innotrac Corporation 678-584-4020

ghare@innotrac.com
http://www.innotrac.com
(INOC)

Innotrac

Innotrac Corporation, founded in 1984 and based near Atlanta, Georgia, is a technology-based integrated fulfillment solutions provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates seven fulfillment centers and one call center spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2009 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.